News Release

FOR RELEASE JUNE 1, 1998 AT 7:30 AM EDT
---------------------------------------
Contact:     Matt Clawson (investors)      or            Paul J. Catuna
             Owen Daley (media)                          Vice President, Finance
             Allen & Caron, Inc                          Isonics Corporation
             (714) 252-8440                              (408) 260-0155


                   ISONICS CORPORATION ANNOUNCES IT HAS AGREED
                           TO ACQUIRE CHEMOTRADE GMBH

SAN JOSE, CA (June 1, 1998) . . . Isonics Corporation (OTC: ISON) announced today that it has signed a definitive agreement to acquire Dusseldorf, Germany-based Chemotrade GmbH, a privately held company that supplies both stable and radioactive isotopes to customers world-wide. In business since 1990, Chemotrade had sales of over $7 million for its fiscal year ended December 31, 1997 and has been profitable since its first year of operation.

Isonics has agreed to pay approximately $3.6 million in a combination of cash, notes, and restricted Isonics common stock. A substantial portion of the purchase price is contingent upon the future performance of Chemotrade. The number of shares of Isonics stock to be issued will be based upon the average closing price of Isonics stock for the 10 trading days preceding and 5 trading days following the signing. The transaction is expected to close before the end of August, subject to the completion of due diligence and other closing conditions. Chemotrade will operate as a wholly owned subsidiary with existing management remaining in place.

Isonics President & CEO James E. Alexander commented, "Chemotrade primarily markets isotopes and related products that are not competitive with Isonics products, so their revenues and profits will be completely incremental. The acquisition of Chemotrade also opens the European market and provides access to key customers for Isonics products. While Chemotrade has several supply relationships for their radioisotope products in the United States, we believe we can help them dramatically expand their North American market share."

"Chemotrade's expertise in radioisotopes provides Isonics a new opportunity with a large potential upside." Alexander added, "They now supply Iodine-125, which is used in surgical implants to treat prostate cancer. Chemotrade management is considering strategies related to manufacturing the actual radioactive `seeds' as well as developing other brachytherapy products in partnership with medical device companies."


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                4010 Moorpark Ave. Suite 119 o San Jose CA 95117
                      (408) 260-0155 o Fax (408) 260-2110

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ISONICS CORPORATION TO ACQUIRE CHEMOTRADE GMBH
Page 2-2-2


Chemotrade was co-founded and is managed by Herbert Hegener and Helmut Swyen. According to Swyen, "During the structuring of this deal, we have come to know Isonics management personnel and appreciate their overall corporate growth strategy. The strategic fit between our companies is excellent.

"Isonics' access to technology, obtained through its joint venture with the Institute of Stable Isotopes in Tblisi, Georgia, combines well with the German government's economic development programs for creating high technology jobs in the former East Germany" he said. "It also provides an outstanding opportunity for creating the only `domestic' source of the stable isotope Carbon-13 for the emerging European diagnostic breath test market."

Isonics is a specialty chemical and advanced materials company which develops and commercializes products based on enriched stable isotopes. Stable isotopes can be thought of as ultra-ultra pure materials. This high degree of purification provides enhanced performance properties compared to normal materials. Stable isotopes have commercial uses in several areas, including energy; research, medical diagnostics, and drug development; product tagging and stewardship; semiconductors; lasers; and optical materials.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein, including the risk that the acquisition may not close due to a variety of reasons and the risks inherent in acquiring a company in Chemotrade's industry, and the risk that future business and technology acquisitions may not occur for a variety of reasons, including the unavailability of financing. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's Prospectus, dated September 22, 1997, and its recent 10-QSB's filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in those filings with the Securities and Exchange Commission.


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